  FORM 8-K Cover Page
  Items Reported
  Signatures
  Exhibit Index

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):   January 25, 2006

DOWNEY FINANCIAL CORP.
(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation)	1-13578 (Commission File Number)	33-0633413 (IRS Employer Identification Number)

3501 Jamboree Road Newport Beach, California (Address of principal executive offices)		92660 (Zip Code)

Registrant’s telephone number, including area code:   (949) 854-0300

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐    Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐    Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry Into a Material Definitive Agreement

On January 25, 2006, upon the recommendation of the Compensation Committee, the independent directors of the Board of Directors of Downey Financial Corp. (the “Company”) approved (i) 2006 annual base salaries and 2006 target bonuses (expressed as a percentage of base salary and expected to be paid in early 2007) for the Company’s executive officers and (ii) bonus amounts for performance in 2005. Exhibit 10.1 to this report sets forth the 2006 annual base salaries, 2006 target bonus levels, and the bonus amounts for performance in 2005 for those executive officers whom the Company identified as named executive officers in the Company’s 2005 proxy statement or whom the Company intends to identify as its named executive officers in its 2006 proxy statement. The information set forth in Exhibit 10.1 is incorporated herein by reference.

The Compensation Committee reviewed and the independent directors of the Board approved an Annual Incentive Plan for the Company for 2006. Individual performance objectives were established for all eligible participants in the Annual Incentive Plan based upon their individual responsibilities and the Company’s 2006 approved corporate performance target for net income, which aligned each participant’s compensation with the approved business plan of the Company. The bonus incentive targeted under the Annual Incentive Plan for the Company’s President (who is also the Chief Executive Officer) was targeted at 120% of his base salary. Bonus incentives for other executive officers and eligible participants of the Company and Downey Savings and Loan Association, F.A., a subsidiary of the Company, were targeted at between 50% and 100% of their base salary. Pursuant to the Annual Incentive Plan, all of the above targeted bonus amounts may be adjusted based upon individual and corporate performance goals which provide for a potential bonus payment of up to 144% of an individual’s targeted bonus amount. However, to the extent that actual corporate performance is below 80% of the approved corporate performance goal, no bonus amounts are to be paid to participants pursuant to the Annual Incentive Plan.

Item 9.01 Financial Statements and Exhibits

(c) Exhibits

10.1  Compensation for the Named Executive Officers

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

DOWNEY FINANCIAL CORP. (Registrant)

Date: January 27, 2006	By /s/ Jon A. MacDonald Jon A. MacDonald Corporate Secretary

EXHIBIT NUMBER	DESCRIPTION
10.1	Compensation for the Named Executive Officers.